EXHIBIT 99.1

Investor Relations Contacts:	Public Relations Contact:
Bob O’Malley	Pam Judge
President and Chief Executive Officer	InFocus Corporation
InFocus Corporation	(503) 685-8913
(503) 685-8576

Lisa Prentice

Chief Financial Officer

InFocus Corporation

(503) 685-8576

InFocus Announces First Quarter 2008 Financial Results

WILSONVILLE, Ore., April 29, 2008 – InFocus® Corporation (NASDAQ: INFS) today announced its first quarter 2008 financial results. The company reported first quarter revenue of $61.0 million and a net loss of $1.8 million, or $0.05 per share, compared to a net loss of $1.9 million, or $0.05 per share in the fourth quarter of 2007 and a net loss of $13.0 million, or $0.33 per share in the first quarter of 2007. Gross margin for the first quarter of 2008 was 20.4 percent, flat compared to the fourth quarter of 2007 and an increase of 9.5 percentage points in comparison to gross margin of 10.9 percent in the first quarter of 2007.

The Company reported total cash, restricted cash, and marketable securities as of March 31, 2008 of $72.9 million with no outstanding borrowings, a decrease of $11.2 million from the fourth quarter of 2007 and a $5.2 million decrease from the first quarter of 2007.

Commenting on the first quarter results, Bob O’Malley, President and CEO stated, “Q1 has typically represented our most challenging quarter of the year. In spite of the reduction in unit volume and associated revenue, we were able to hold gross margins above 20%, which we achieved with the projectors launched over the past two quarters and improved product mix.

“During the quarter we made good progress in many areas of our business. We launched four new projectors, providing our customers with the most up-to-date projector lineup in the industry. Our announcement of our partnership with DisplayLink Corporation will provide industry-leading ease of use improvements to our products. Finally, we continued our investment initiatives in the areas of Sales, Marketing and Product development, which are the basis of our long term growth plans. “

Quarterly Revenue, Unit, ASP and Gross Margin Comparisons

First quarter revenues of $61.0 million were down 25 percent compared to fourth quarter revenues, and down 21 percent from revenues in the first quarter of 2007. Projector unit shipments totaled approximately 69,000 in the first quarter, a decrease of approximately 26 percent from the fourth quarter, and approximately 24 percent compared to the first quarter of 2007.

Overall, average selling prices (ASPs) increased by approximately 2 percent from the fourth quarter of 2007. Gross margin remained unchanged from the fourth quarter at 20.4 percent. Margin performance was aided by the increase in ASPs, which rose as a result of a product mix shift toward higher revenue and margin products, and was offset by lower unit volume and a relatively fixed cost base.

Revenue in the Americas decreased by 22 percent while units shipped decreased by 30 percent compared to the fourth quarter of 2007. Revenue and unit shipments in Europe decreased by 36 percent and 34 percent, respectively. Asian revenues decreased 5 percent and units increased by 11 percent compared to the fourth quarter.

Operating Expenses and Other Income

Operating expenses in the first quarter were $15.5 million, a slight increase from pro forma fourth quarter 2007 operating expenses of $15.4 million and a decrease of $3.7 million from pro forma first quarter 2007 operating expenses of $19.2 million. Other income for the first quarter was $1.5 million compared to other income of $0.4 million in the fourth quarter and other income of $0.3 million in the first quarter of 2007. The increase resulted primarily from the Company’s share of income related to Motif, its joint venture with Motorola, which supplied $1.2 million in the first quarter, compared to $0.3 million in the fourth quarter.

Balance Sheet

Total cash, restricted cash, and marketable securities as of March 31, 2008 were $72.9 million, a decrease of $11.2 million from the end of the fourth quarter. Days sales outstanding for the first quarter were 55 days, an increase of 4 days from the prior quarter. Inventory levels decreased $2.9 million during the quarter to $28.1 million.

Mr. O’Malley concluded, “Clearly, revenue growth is our top priority. I am confident that we are making the right decisions that will result in improved market and financial performance in upcoming quarters. InFocus remains the most recognized brand in the projection market. We continue to create innovative enhancements to projection technology and the projection experience, and we have a strong portfolio of intellectual property. We are investing in Sales, Marketing and Product Development areas to drive long term performance improvements and we are committed to maximizing the value of InFocus.”

Reconciliation of GAAP and Pro Forma Information

The Company has recorded charges that are excluded from operating expenses and earnings for comparative purposes. In accordance with SEC FR-59, attached is a Statement of Reconciliation of GAAP Earnings.

Conference Call Information

The Company will hold a conference call today at 11:00 a.m. Eastern Time. The session will include brief remarks and a question and answer period. The conference can be accessed by calling 888.680.0892 (U.S. participants) or 617.213.4858 (outside U.S. participants) and pin# 65341539, or via live audio web cast at www.infocus.com. Upon completion of the call, the web cast will be archived and accessible on our website for individuals unable to listen to the live telecast. The conference call replay will also be available through May 13, 2008 by dialing 888-286-8010 (U.S.) or 617-801-6888 (outside U.S.) and Pin # 85707359.

Forward-Looking Statements

This press release includes forward-looking statements, including statements related to anticipated revenues, gross profits, expenses, earnings, inventory, backlog, and new product introductions. Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: 1) in regard to revenues, gross profits, inventory and earnings, uncertainties associated with market acceptance of and demand for the Company’s products, the impact competitive and economic factors have on business buying decisions, dependence on third party suppliers, the impact of regulatory actions by authorities in the markets we serve; 2) in regard to new product introductions, ability of the Company to make timely delivery of new platforms, uncertainties associated with the development of technology, uncertainties with product quality and availability with the reliance on off-shore contract manufacturing, dependence on third party suppliers and intellectual property rights. Investors are directed to the Company’s filings with the Securities and Exchange Commission, including the Company’s 2007 Form 10-K and 2007 Form 10-Q’s, which are available from the Company without charge, for a more complete description of the risks and uncertainties relating to forward-looking statements made by the Company as well as to other aspects of the Company’s business. The forward-looking statements contained in this press release speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward looking statements to reflect events or circumstances after the date of this press release.

About InFocus Corporation

InFocus® Corporation (NASDAQ: INFS) is the industry pioneer and a global leader in the digital projection market. More than twenty years of experience and engineering breakthroughs ensure continuous improvements in the marketplace, and an immersive audio visual impact in business, education and home environments. InFocus elevates the presentation of ideas, information, and entertainment to a vivid, unforgettable experience. With over 1.5 million projectors sold, InFocus sets the industry standard for product innovation and the big picture experience. For more information on InFocus please visit: www.infocus.com.

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InFocus, In Focus, INFOCUS (stylized), IN, ASK, Proxima, LiteShow, LP, ScreenPlay, Play Big, Work Big, Learn Big and The Big Picture are either registered trademarks or trademarks of InFocus Corporation in the U.S. and abroad. All other trademarks are used for identification purposes only and are the property of their respective owners in this and other countries. All rights reserved.

InFocus Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three months ended March 31,
	2008	2007
Revenues	$61,025	$77,655
Cost of revenues	48,590	69,175

Gross margin	$12,435	$8,480
Operating expenses:
Marketing and sales	$8,291	$9,644
Research and development	2,784	4,061
General and administrative	4,442	5,538
Restructuring costs	—	2,400

	$15,517	$21,643
Loss from operations	$(3,082)	$(13,163)
Other income, net	1,510	299

Loss before income taxes	(1,572)	(12,864)
Provision for income taxes	236	183

Net Loss	$(1,808)	$(13,047)

Basic and fully diluted net loss per share	$(0.05)	$(0.33)

Basic and fully diluted shares outstanding	39,745	39,676

InFocus Corporation

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March, 31 2008	December 31, 2007
Assets
Current Assets:
Cash and cash equivalents	$57,784	$61,187
Restricted cash, cash equivalents, and marketable securities	15,080	22,923
Accounts receivable, net of allowances	37,352	46,315
Inventories	28,064	30,984
Other current assets	10,122	7,548

Total Current Assets	148,402	168,957
Property and equipment, net	3,068	2,973
Other assets, net	2,287	1,061

Total Assets	$153,757	$172,991

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$44,578	$65,764
Other current liabilities	18,138	19,906

Total Current Liabilities	62,716	85,670
Other Long-Term Liabilities	3,090	3,623
Shareholders’ Equity:
Common stock and additional paid-in capital	169,545	168,878
Other comprehensive income:
Foreign currency translation	43,640	38,246
Accumulated deficit	(125,234)	(123,426)

Total Shareholders’ Equity	87,951	83,698

Total Liabilities and Shareholders’ Equity	$153,757	$172,991

InFocus Corporation

Reconciliation of GAAP Earnings

(In thousands, except per share amounts)

(Unaudited)

	First Quarter 2008				Fourth Quarter 2007
	Net Loss	Net Loss Per Share	Operating Expenses	Loss From Operations	Net Income (Loss)	Net Income (Loss) Per Share	Operating Expenses	Income (Loss) from Operations
GAAP	$(1,808)	$(0.05)	$15,517	$(3,082)	$(1,927)	$(0.05)	$19,094	$(2,567)

Adjustments:
Restructuring costs	$—	$—	$—	$—	$3,700	$0.09	$(3,700)	$3,700

Proforma excluding adjustments	$(1,808)	$(0.05)	$15,517	$(3,082)	$1,773	$0.04	$15,394	$1,133

	First Quarter 2008				First Quarter 2007
	Net Loss	Net Loss Per Share	Operating Expenses	Loss From Operations	Net Loss	Net Loss Per Share	Operating Expenses	Income (Loss) from Operations
GAAP	$(1,808)	$(0.05)	$15,517	$(3,082)	$(13,047)	$(0.33)	$21,643	$(13,163)

Adjustments:
Restructuring costs	$—	$—	$—	$—	$2,400	$0.06	$(2,400)	$2,400

Proforma excluding adjustments	$(1,808)	$(0.05)	$15,517	$(3,082)	$(10,647)	$(0.27)	$19,243	$(10,763)